UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_____________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 6, 2013 (May 23, 2011)

UNI CORE HOLDINGS CORPORATION
(Exact name of Registrant as specified in its charter)

Wyoming	0-3430	87-0418721
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Room 1207-1208 Bank of America Tower 12 Harcourt Road, Central, Hong Kong
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  011-852-2827-6898

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ]

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01

Entry into a Material Definitive Agreement.

Between May 23, 2011 and June 25, 2012, the Company entered into securities purchase agreements with Asher Enterprises, Inc. (“Asher”) by which Asher purchased an aggregate amount of $423,000 in convertible promissory notes.  To date, Asher has converted portions of the notes and has been issued 244,620,581 shares of the Company’s common stock.

On September 5, 2011, the Company entered into an agreement with Tonaquint, Inc. by which Tonaquint, Inc. purchased an aggregate amount of $2,531,000 in convertible promissory notes.  Additionally, a shareholder of the Company pledged 50,000,000 shares of his common stock as collateral for and to secure the Company’s obligations under the notes.  On or about January 31, 2012, the Company received a Notice of Default regarding its obligations under the agreement and, subsequently, ownership of the 50,000,000 collateralized shares of common stock was turned over to Tonaquint, Inc.  To date, Tonaquint, Inc. has converted a portion of the convertible promissory notes and has been issued 2,594,650,000 shares of the Company’s common stock.

Between February 23, 2012 and June 25, 2012, the Company entered into securities purchase and assumption agreements with Magna Group, LLC (“Magna”) by which Magna purchased an aggregate amount of $345,000 in convertible promissory notes.  $245,000 of this amount of convertible promissory notes was assumed from a prior debt-holder.  To date, Magna has converted portions of the notes and has been issued 1,208,596,830 shares of the Company’s common stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  June 6, 2013

UNI CORE HOLDINGS CORPORATION

By:

/Thomas Lee/

Thomas Lee, Chief Financial Officer

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